EXHIBIT 10.13
LETTER OF INTENT

This letter agreement (the “Agreement”) sets forth our agreement and understanding as to the essential terms of the sale to Cord Blood America, Inc., a Florida Corporation, and/or its wholly owned Mexican subsidiary it is in the process of organizing (collectively the "Purchaser") by Cryo-Cell de México, S.A. de C.V. ("Cryo-Cell de México") (Cryo-Cell de México shall also be referred to as the “Seller”), of all of the Seller's assets and business, both tangibles and intangibles, except such assets as are specifically excluded herein (the "Business"). The Business is located in Mexico and engaged primarily in the collection and storage of cord blood cell samples. The parties agree that this Agreement is binding and enforceable in accordance with its terms, and inures to the benefit of the parties and their respective successors and assigns.

1. PURCHASE OF JBZM ASSETS. On the Closing Date (as such term is defined further below), the Purchaser will purchase substantially all of the assets associated with the Business conducted by Cryo-Cell de México (hereinafter the “JBZM Assets”). A list of the JBZM Assets is included in the attached Exhibit “A”. The following assets are expressly excluded from the transaction:

a. the tract of land identified in Exhibit A, in which the corporate offices and the laboratory property of Cryo-Cell de México are located, to be leased by Cryo-Cell de México to Purchaser on a 20 year lease at the current lease rate per month and current terms, subject to Purchaser’s approval. (the “New Lease”). The tract of land referred to above is the property of Samuel Alvo Shemaria and co-owners, and is divided in two real-estate, the first located at 295 Aztecas street, Fraccionamiento Monraz, Guadalajara, Jalisco and the second located at 307 and 311 Aztecas Street, from which solely the one identified with number 311 will be subject to the New Lease, since number 307 is currently occupied under a gratuitous loan with a term of five (5) years by an institution engaged in lamaze education activities.

b. any and all liabilities which encumber the JBZM Assets, which shall be paid off in full at Closing.

2. PURCHASE OF CASH IN BANK ACCOUNTS. At the Closing Date, and as additional consideration to Purchaser in connection with the transaction, there shall be turned over and delivered  to Purchaser~~,~~ by way of an electronic transfer, the funds in the bank accounts of the Business equal to, after deduction for all outstanding checks, draws and charges, an aggregate cash sum in Pesos that represent the amount of unrendered prepaid service packages sold by Cryo-Cell de México to its customers, which Seller estimates is currently approximately $2,400,000.00 (two million, four hundred thousand U.S. dollars), which said amount will be adjusted to reflect the actual amount as of the Closing Date, plus an amount equal to ninety (90) days of net operating capital for the Business necessary to cover operating costs for the Business for three months after the Closing Date, in accordance with the pro-forma balance statement approved by both parties on the Closing Date.

3. ASSUMED LIABILITIES. The Purchaser will assume as of the Closing Date only the liabilities associated with (i) the New Lease, (ii) those liabilities and obligations arising in connection with the operation of the Business by the Purchaser after the Closing Date, and (iii) those liabilities arising after the Closing Date in connection with the performance by the Purchaser of the contracts and agreements associated with the Business acquired by Purchaser, including the payment of any royalties due under any license agreement assigned to Purchaser by Seller.

4. PURCHASE PRICE. The Purchase Price shall be a total of a maximum of US$17,840,000.00 (Seventeen million, eight hundred and forty thousand 00/100 Dollars), subject to the below (the “Purchase Price”), to be paid as follows:

a. DEPOSIT: Upon execution of this Agreement, Purchaser shall transfer to Seller an amount of one hundred twenty-five thousand dollars (US$125,000.00) in cash, along with an additional one hundred twenty-five thousand dollars (US$125,000.00) in the form of Cord Blood America, Inc. restricted Common Stock (said shares to be valued as set forth below) (the “Deposit”). The Deposit shall be deposited within the 15 day period following the execution of this Agreement, in an escrow account maintained in a brokerage firm in Mexico, it shall not accrue any interests or earnings in benefit of Purchaser and shall be refundable to Purchaser at its request in the event one of the conditions for closing set forth in paragraph 7 below is not met. In the event that Closing takes place, the Deposit will be credited in favor of Purchaser to the payment of the Purchase Price.

b. JBZM ASSETS: Purchaser shall pay Seller the sum of US$17,840,000.00 (Seventeen million eight hundred and forty thousand 00/100 Dollars) for the JBZM Assets, payable as US$12,250,000.00 (Twelve million, two hundred fifty thousand 00/100 Dollars) in cash at the Closing Date, subject to subparagraph (c) below and the Addendum hereto in addition to the Deposit referenced above, which will be credited to Seller at the Closing Date, with the balance to be paid as follows: Commencing after six (6) months from the Closing Date, Purchaser shall begin making quarterly payments to Seller.  Specifically, Purchaser shall pay Seller $333,500.00 (Three hundred thirty-three thousand, five hundred dollars), plus an amount equal to 80% of the Net Profits received by Purchaser resulting from the Business for the prior full calendar quarter, up to an additional $333,500.00 (Three hundred thirty-three thousand, five hundred dollars).  The minimum payment for any calendar quarter shall be $333,500.00 (Three hundred thirty-three thousand, five hundred dollars) and the maximum payment for any calendar quarter shall be $667,000.00 (Six hundred sixty-seven thousand dollars).  Purchaser shall make these payments within 5 (five) business days of the date Purchaser makes its quarterly filings with the U.S. Securities and Exchange Commission.  Purchaser shall make these payments to Seller until such time as the total amount of $5,340,000.00 (Five million, three hundred forty thousand dollars) has been paid through these quarterly payments.  Purchaser agrees to use its best efforts to maximize the Net Profits from the Business.  The quarterly cash payments shall be documented in promissory notes issued by Purchaser which shall include a 15 day grace period and a late payment interest rate equal to the amount payable multiplied times 1.3.

c. ESCROW OF FUNDS.  The aggregate purchase price for the Business shall be adjusted in accordance with the additional provisions set forth in the Addendum hereto, and by this reference incorporated herein, and a 3rd party escrow shall be established and a portion of the purchase money cash deposited therein, all in accordance with the provisions of said Addendum.

d. VALUATION OF SHARES  For purposes of valuation of shares to be deposited pursuant to paragraph 4(a),  the shares of the Common Stock of Purchaser shall be valued using the average closing price for said Common Stock over the 20 trading days preceding the date specified for delivery of said shares, provided however, that in no event shall Purchaser be obligated to deliver to Seller in the aggregate more than a total number of its shares equal to 25% of the outstanding shares of Purchaser, calculated after the issuance of all shares to Seller.  In the event of any split or reverse stock split of the common stock of Purchaser, the above share valuation formula shall be adjusted proportionally, but in the aggregate, Purchaser shall in no event be obligated to deliver in the aggregate to Seller more than a total number of shares equal to 25% of the outstanding shares of Purchaser, calculated after the issuance of such shares to Seller. In case the total amount of Cord Blood America, Inc. restricted Common Stock that the Purchaser is obligated to deliver to Seller represents more than 25% of the outstanding shares of Purchaser, Purchaser shall pay in cash the differential between the amount that represents 25% of the outstanding shares of Purchaser and the total amount to be paid within three business days of the date such shares are due to be paid.

5. GUARANTEE. Purchaser shall guarantee payment of the Purchase Price to Seller in a form and structure acceptable to Seller. The perfection of the guarantee shall occur at Closing. The Guarantee for the payment of the Purchase Price shall include the following: (i) establishing a Mexican trust (fideicomiso) whereby one or more of the JBZM Assets, as well as the shares that represent a controlling interest of Purchaser, are transferred to the trust and administered until the Purchase Price is fully paid, and (ii) the issuance by Purchaser of promissory notes for the amount of the Purchase Price that will not be paid at Closing. Seller agrees that the terms of the trust shall consider the partial and periodic release of the shares of Purchaser upon the payment of the Purchase Price.

6. DUE DILIGENCE. The Seller agrees to cooperate with Purchaser's due diligence investigation of the Business and to provide the Purchaser and its representatives with prompt and reasonable access to key employees and to books, records, including audited financial  statements for 2008 and 2009, contracts and other information pertaining to the Business (the "Due Diligence Information").

7. CONDITIONS PRECEDENT. The Purchaser and the Seller are obligated to consummate the sale and purchase of the Business unless, despite the  parties' reasonable best efforts, one or more of the following conditions precedent (the “Conditions to Close”) have not been satisfied prior to the Closing Date, unless said Condition to Close is waived in writing by Purchaser:

(i) All certificates, permits and approvals that are required in connection with Purchaser's operation of the Business have been obtained by Purchaser.

(ii) Purchaser has completed its due diligence of the Business and has given notice in writing that it has completed said due diligence and has approved the same.

(iii) Purchaser has in hand an executed and firm commitment from an Investment Banker committing to provide such amount of capital, and on such items, as Purchaser in its sole discrimination determines is adequate to complete this purchase transaction, and provides written notice of same to Seller.

(iv) Purchaser increases its authorized capital stock to accommodate the issuance of additional shares as part of the purchase price in this transaction, and to accommodate the issuance of additional shares to obtain additional capital required to complete the transaction; such increase, including any necessary governmental approvals, shall be addressed diligently by Purchaser.

(v) Seller or Purchaser reaches an agreement with one of Seller’s vendors as described in the Addendum hereto, with terms acceptable to Purchaser.

(vi) Seller delivers to Purchaser the various bring down certificates, current financials of the Seller immediately prior to Closing, and form of legal opinion.

(vii) Purchaser approves the various bring down certificates, current financials of the Seller immediately prior to Closing, and form of legal opinion delivered by Seller.

(viii)  Agreements shall be entered into by and between Seller shareholders Alberto Alvo Arditti and Samuel Alvo and Purchaser, providing for the lockup and leak out of shares of the Purchaser received by said Shareholders as a result of the acquisition, and precluding said Shareholders from competing with the Business, or with any other business of Purchaser, for a period of three years from the Closing Date.

8. CRYO CELL MONTERREY S.A. DE C.V. Purchaser shall make reasonable efforts to acquire Cryo Cell Monterrey S.A. de C.V. on terms acceptable to Purchaser and Cryo Cell Monterrey, S.A. de C.V.

9.  CONFIDENTIALITY. The Purchaser will use the Due Diligence Information solely for the purpose of the Purchaser's due diligence investigation of the Business, and unless and until the parties consummate the acquisition of the Business the Purchaser, its affiliates, directors, officers, employees, advisors, and agents (the Purchaser's "Representatives") will keep the Due Diligence Information strictly confidential. The Purchaser will disclose the Due Diligence Information only to those Representatives of the Purchaser who need to know such information for the purpose of financing and/or consummating the acquisition of the Business. The
Purchaser agrees to be responsible for any breach of this paragraph by any of the Purchaser's Representatives. In the event the acquisition of the Business is not consummated, the Purchaser will return to the Seller any materials containing Due Diligence Information, or will certify in writing that all such materials or copies of such materials have been destroyed. The provisions of this paragraph will survive the termination of this Agreement.

10. EMPLOYEES OF THE BUSINESS. Until the consummation of the acquisition of the Business, or in the event that the parties do not consummate the acquisition of the Business, the Purchaser will not solicit or recruit the employees of the Business.  Purchaser shall be free prior to close to negotiate new contractual arrangements with existing employees and consultants of Seller, contingent on consummation of the transaction.

11. EXCLUSIVE DEALING. Until ninety (90) days after the date of execution of this Agreement, the Seller will not enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from, any other corporation, firm or other person with respect to (a) the possible acquisition or  disposition of all or any part of the Business  or sale of shares by Seller, or (b) any business combination involving the Business, whether by way of merger, consolidation, share exchange, asset sale, or other transaction.

12.      FAILURE TO CLOSE.  If the acquisition of the Business is not consummated as provided for herein because of the failure of one of the Conditions to Close, this Agreement shall automatically terminate and be of no further force or effect, without any responsibility of or by any of the parties and therefore without penalty.  If the acquisition of the Business is not consummated by said Closing Date as the result of action or inaction by any of the parties, which action or inaction shall be deemed a breach of this Agreement by such party, the party in breach acknowledges that remedies at law may be inadequate to compensate the Purchaser as a result of such  breach of this Agreement, and without prejudice to any other rights and remedies otherwise available, the parties agree that the affected party shall be entitled to seek injunctive or other equitable relief as a remedy for any such breach in a court of competent jurisdiction, including specific performance of this Agreement and the acquisition transaction. Such a remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

13. PUBLIC ANNOUNCEMENT. All press releases and public announcements relating to the acquisition of the Business issued by Seller will be subject to the prior written approval of Purchaser.  Purchaser as a result of its public status, will have sole discretion as to information about the transaction to be released publicly.

14. EXPENSES. Each party will pay all of its expenses, including legal fees, incurred in connection with the acquisition of the Business.

15. INDEMNIFICATION. The Seller  and Purchaser each represent and warrant to the other that the other will not incur any liability in connection with the consummation of the acquisition of the Business to any third party with whom either the party or its agents have had discussions regarding the disposition of the Business, and each party agrees to indemnify, defend and hold harmless the other, its officers, directors, stockholders, lenders and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims. The covenants contained in this paragraph will survive the termination of this Agreement.

16.  PURCHASE AGREEMENT TO BE EXECUTED. The parties agree to prepare and execute a definitive purchase agreement which will reflect the terms set forth in this Agreement, and will contain customary representations and warranties typically contained in a purchase agreement prepared in the United States for such a transaction, with attached Exhibits listing substantially all of the tangible and intangible assets acquired, along with the supporting documentation of all of the JBZM Assets. The definitive agreement shall also contain copies of contracts, agreements and the New Lease, copies of current financial statements prepared in accordance with generally acceptable financial principles, such certificates and bring down certificates executed by Seller’s management as are normally delivered at the closing of such a transaction, and an opinion of Seller’s legal counsel opining to the legal delivery of the assets of  the Business to Purchaser with good title and without liens or encumbrances.

17. CLOSING DATE.  The acquisition transaction shall close in a term no longer than ninety (90) days following the date of execution of this document (the “Closing Date”), or on such date agreed to by the parties in writing, and at a time and place agreed to by the parties hereto in writing. The Closing Date, time, place and actions to be taken at such place on such Closing Date and time are referred to herein as the “Closing.”

18.  GOVERNING LAW AND JURISDICTION. If Purchaser desires to initiate any legal proceeding to attempt to resolve any dispute arising from the fulfillment of the obligations of the parties hereto or from the interpretation of this Agreement, Purchaser agrees that this Agreement shall be governed by the applicable laws of the State of Jalisco, Mexico, and the jurisdiction of the courts of the First Judicial Party of the State of Jalisco, Mexico, with residence in the metropolitan area of Guadalajara, Jalisco, shall have exclusive jurisdiction over such dispute, and Purchaser consents to such venue and jurisdiction and waives all objections thereto.

If Seller desires to initiate any legal proceeding to attempt to resolve any dispute arising from the fulfillment of the obligations of the parties hereto or from the interpretation of this Agreement, Seller agrees that this Agreement shall be governed by the applicable laws of the State of Florida, USA, and the jurisdiction of the state or federal courts of competent jurisdiction located in, Florida, USA shall have exclusive jurisdiction over such dispute, and Seller consents to such venue and jurisdiction and waives all objections thereto.

19.  ACCEPTANCE.  If Seller is in agreement with the terms of this Agreement, please sign in the space provided below and return a signed copy to Purchaser. Upon receipt of a copy of this Agreement so signed, this will become a binding agreement between Purchaser and Seller, and Purchaser will proceed with its plans for consummating the transaction in a timely manner.

This space intentionally left blank.

20. LANGUAGE. This Agreement may be executed in both English and Spanish languages for the convenience of the parties. The parties intend that both versions contain the same provisions and clauses, however, in the event of a conflict or inconsistency between the English and Spanish version, the English version shall prevail.

Very truly yours,

Cord Blood America, Inc.

By:	/s/ Joseph R. Vicente
Name:	Joseph R. Vicente
Title:	COO
Date:	12-3-2010

ACCEPTED BY:

Cryo-Cell de México, S.A. de C.V.

By:	/s/ Samuel Alvo
Name:	Samuel Alvo
Title:	Director
Date:	3/DEC/2010

By:	/s/ Elias Bemarás
Name:	Elias Bemarás
Title:
Date:	12/3/10